As filed with the Securities and Exchange Commission on July 13, 2026

Registration No. 333-286631

Registration No. 333-264303

Registration No. 333-258396

Registration No. 333-208701

Registration No. 333-202859

Registration No. 333-201198

Registration No. 333-197125

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-286631

FORM S-3 REGISTRATION STATEMENT NO. 333-264303

FORM S-3 REGISTRATION STATEMENT NO. 333-258396

FORM S-3 REGISTRATION STATEMENT NO. 333-208701

FORM S-3MEF REGISTRATION STATEMENT NO. 333-202859

FORM S-3 REGISTRATION STATEMENT NO. 333-201198

FORM S-3 REGISTRATION STATEMENT NO. 333-197125

UNDER

THE SECURITIES ACT OF 1933

ESPERION THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-1870780
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3891 Ranchero Drive, Suite 150

Ann Arbor, MI 48108

(734) 887-3903

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sheldon L. Koenig

Chief Executive Officer and President

Esperion Therapeutics, Inc.

3891 Ranchero Drive, Suite 150

Ann Arbor, MI 48108

(734) 887-3903

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David D’Urso

Adam Cromie

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

(212) 839-5300

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

Esperion Therapeutics, Inc., a Delaware corporation (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-3 and Form S-3MEF (the “Registration Statements”), which were previously filed with the United States Securities and Exchange Commission (the “SEC”), to deregister any and all securities registered but unsold under such Registration Statements as of the date hereof:

•	Registration Statement No. 333-286631, initially filed with the SEC on April 18, 2025, pertaining to the registration of (i) up to $400,000,000 in aggregate principal amount of the Company’s common stock, par value $0.001 per share (“Common Stock”), preferred stock, par value $0.001 per share (“Preferred Stock”), debt securities, warrants and/or units and (ii) up to $70,000,000 of Common Stock that may be issued and sold from time to time under that certain Controlled Equity OfferingSM Sales Agreement entered into with Cantor Fitzgerald & Co., each as described therein;

•	Registration Statement No. 333-264303, initially filed with the SEC on April 15, 2022, pertaining to the registration of (i) up to $400,000,000 in aggregate principal amount of Common Stock, Preferred Stock, debt securities, warrants and/or units and (ii) up to $239,000,000 of Common Stock that may be issued and sold from time to time under that certain Open Market Sale Agreement entered into with Jefferies LLC (“Jefferies”), each as described therein;

•	Registration Statement No. 333-258396, initially filed with the SEC on August 3, 2021, pertaining to the registration of (i) an indeterminate amount of Common Stock, Preferred Stock, debt securities, warrants and/or units and (ii) up to $250,000,000 of Common Stock that may be issued and sold from time to time under that certain Sales Agreement entered into with Jefferies, each as described therein;

•	Registration Statement No. 333-208701, initially filed with the SEC on December 22, 2015, pertaining to the registration of up to $250,000,000 in aggregate principal amount of Common Stock, Preferred Stock, debt securities, warrants and/or units;

•	Registration Statement No. 333-202859, initially filed with the SEC on March 18, 2015, pertaining to the registration of up to 12,500 shares of Common Stock;

•	Registration Statement No. 333-201198, initially filed with the SEC on December 22, 2014, pertaining to the registration of up to $200,000,000 in aggregate principal amount of Common Stock, Preferred Stock, debt securities, warrants and/or units; and

•	Registration Statement No. 333-197125, initially filed with the SEC on June 30, 2014, pertaining to the registration of $150,000,000 in aggregate principal amount of Common Stock, Preferred Stock, debt securities, warrants and/or units.

On May 1, 2026, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Essence Parent Inc., a Delaware corporation (“Parent”), and Essence MergerCo Inc., a Delaware corporation and wholly owned subsidiary of Parent (“MergerCo”), which provides for the merger of MergerCo with and into the Company with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). The Merger became effective on July 13, 2026, pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered for issuance under the Registration Statements that remain unsold as of the date hereof. This filing is made in accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance that remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan, on this July 13, 2026.

ESPERION THERAPEUTICS, INC.

By:	/s/ /s/ Sheldon L. Koenig
	Name:	Sheldon L. Koenig
	Title:	Chief Executive Officer and President

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.